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Exhibit 24(b)(4)(c)(v)

                                  ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract to which this Endorsement is attached is amended as specified below to qualify as a Roth IRA under Section 408A of the Internal Revenue Code of 1986, as amended (the "IRC"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

Owner and Annuitant

     1. The Owner must be one natural person who is the sole Owner of the Contract and the Annuitant. A Joint Owner cannot be named. Except as otherwise permitted under Section 6 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions under an Annuity Option or Annuity Income Payment Plan (referred to herein as an "Annuity Option") for a Joint and Survivor Life Annuity that are made after the Owner's death and while the Co-Annuitant is alive must be made to the Co-Annuitant.

Nontransferable and Nonforfeitable

     2. The Contract is established for the exclusive benefit of the Owner or his or her Beneficiaries. If this is an inherited IRA (within the meaning of IRC Section 408(d)(3)(C) maintained for the benefit of a designated beneficiary of a deceased Owner, references in this endorsement to "Owner" mean the deceased Owner. The Owner's interest under the Contract is nontransferable, and except as provided by applicable federal tax law, is nonforfeitable.

Maximum Payments

     3. (a) Except in the case of a "qualified rollover contribution," a "recharacterization" (defined in (g) below), or a nontaxable transfer from another Roth IRA, no premium or Payment otherwise permitted under the Contract (referred to herein as a "Payment") will be accepted unless it is in cash and the total of such payments to all the Owner's Roth IRAs for a taxable year does not exceed the lesser of the Applicable Amount (as defined in paragraph (b) below) or the Owner's compensation for that taxable year. The Payment described in the preceding sentence is hereinafter referred to as a "regular Payment". However, notwithstanding the dollar limits on contributions, an individual may make additional contributions specifically authorized by statute, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation. A "qualified rollover contribution" is a rollover contribution of a distribution from an IRA that meets the requirements of IRC
               Section 408(d)(3), except the one-rollover-per-year rule of IRC section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a "nonRoth IRA"). For taxable years beginning after 2007, a qualified rollover contribution includes a rollover from a designated Roth account described in Code section 402A and a rollover from an eligible retirement plan described in Code section 402(c)(8)(B). Payments may be limited under paragraphs (c) through (f) below.

          (b) Unless otherwise provided under applicable federal tax law, the Applicable Amount is determined under (i) or (ii) below:

                    (i) If the Owner is under age 50, the Applicable Amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(D). Such adjustments will be in multiples of $500.

                    (ii) If the Owner is 50 or older, the Applicable Amount
                         under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

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          (c)  If (i) and/or (ii) below apply, the maximum regular Payment that can be made to all of the Owner's Roth IRAs for a taxable year is the smaller amount determined under (i) or (ii).

                    (i) The maximum regular Payment limit is gradually reduced to $0 between certain levels of modified adjusted gross income ("modified AGI," as defined in (g) below). For an Owner who is single or is a head of household, the maximum annual regular Payment is phased out between modified AGI of $95,000 and $110,000; for an Owner who is married filing a joint return or is a qualifying widow(er), between modified AGI of $150,000 and $160,000; and for an Owner who is married filing a separate return, between modified AGI of $0 and $10,000. If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular Payment determined for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200. After 2006, the dollar amounts above will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 408A(c)(3). Such adjustments will be in multiples of $1,000.

                    (ii) If the Owner makes regular Payments to both Roth and
                         nonRoth IRAs for a taxable year, the maximum regular Payment that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular Payments made to the Owner's nonRoth IRAs for the taxable year.

          (d) If this is an inherited IRA within the meaning of IRC Section 408(d)(3)(C), no Payments will be accepted.

          (e) No Payment will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). Also, no transfer or rollover of funds attributable to Payments made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan

          (f) A regular Payment to a nonRoth IRA may be recharacterized pursuant to the rules in Section 1.408A-5 of the federal income tax regulations as a regular Payment to this IRA, subject to the limits in (c) above.

          (g) For purposes of (c) above, an individual's modified AGI for a taxable year is defined in IRC Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a "conversion").

          (h) For purposes of (a) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in IRC Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, IRC Section 401(c)(2) shall be applied as if the term trade or business for purposes of IRC Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under IRC Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of IRC Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a nonRoth IRA. The term "compensation" also includes any differential wage payments as defined in IRC Section 3401(h)(2).

Required Distributions Generally

     4. Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest in this Roth IRA shall be made in accordance with the requirements of IRC Sections 401(a)(9) and 408(b)(3), as modified by IRC Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph (b)

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          of Section 6 of this Endorsement) must satisfy the requirements of IRC
          Section 408(a)(6), as modified by IRC Section 408A(c)(5), and the regulations thereunder, rather than the distribution rules in paragraphs (a) through (f) of Section 6 below.

Distributions During Owner's Life

     5. No amount is required to be distributed prior to the death of the Owner. If this is an inherited IRA within the meaning of IRC Section 408(d)(3)(C), this paragraph does not apply.

Distributions After Owner's Death

     6. (a) Upon the death of the Owner, his or her entire interest will be distributed at least as rapidly as follows:

               (1) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the designated beneficiary's life, or over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death or, if elected, in accordance with paragraph
                    (a)(3) below. If this is an inherited IRA (within the meaning of IRC Section 408(d)(3)(C)) established for the benefit of a non-spouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased Owner under IRC Section 402(c)(11), then, notwithstanding any election made by the deceased Owner pursuant to the preceding sentence, the non-spouse designated beneficiary may elect to have distributions made under this paragraph (a)(1) if the transfer is made no later than the end of the year following the year of death.

               (2) If the Owner's sole designated beneficiary is the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age
                    70 1/2, if later) over such spouse's life, or over the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (a)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the surviving spouse or, if elected, will be distributed in accordance with paragraph (a)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Option chosen.

               (3) If there is no designated beneficiary or, if applicable, by operation of paragraph (a)(1) or (a)(2) above, the entire interest shall be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (a)(2) above).

               (4)  Life expectancy is determined by using the Single Life
                    Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraphs
                    (a)(1) or (2) above and reduced by 1 for such subsequent year.

                    If benefits under the Contract are payable in accordance with an Annuity Option provided under the Contract, life expectancy shall not be recalculated.

          (b) Unless otherwise provided under applicable federal tax law, the "interest" in the Contract includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of
               Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable bases (except for acceleration), the "interest" in the Contract includes the actuarial value of any other benefits provided under the Roth IRA, such as guaranteed death benefits.

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          (c)  For purposes of paragraphs (a)(2) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

          (d) Except as otherwise provided in paragraphs (h) and (i), and notwithstanding any other paragraph of this Section 6, if the Owner dies and the sole designated beneficiary is the Owner's surviving spouse, the spouse may elect to treat the Contract as his or her Roth IRA. This election will be deemed to have been made if such surviving spouse makes a rollover from the Contract or fails to take required distributions as a beneficiary.

          (e) Except as provided in paragraphs (d), (h), and (i), an irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of the date distributions are required to begin pursuant to paragraph (a) or December 31 of the calendar year containing the fifth anniversary of the Owner's death. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

          (f) Except as provided in paragraphs (h) and (i), an irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than the end of the calendar year immediately following the calendar year in which the Owner died. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

          (g) If the Contract contains a section entitled "Death Benefit Before Annuity Commencement Date", (1) the provision entitled "Death of Annuitant" under such section is deleted; and (2) in the "Death of Owner" provision, the distribution requirements of provisions "(a)", "(d)", and "(e)" are deleted. If, after the Owner's death, the designated beneficiary dies, no additional Death Benefit is payable.

          (h) Notwithstanding the preceding paragraphs of this Section 6, if the terms of the Contract so provide, the Owner may elect the method by which distributions are to be made after his or her death, provided that any such distributions must satisfy the applicable requirements of IRC Sections 401(a)(9) and 408(b)(3), as modified by IRC Section 408A(c)(5), and the regulations thereunder. The method of distribution elected by the Owner shall be binding on the designated beneficiary or beneficiaries (including a spouse designated beneficiary).

          (i) Notwithstanding the preceding paragraphs of this Section 6, if the Contract is an immediate annuity contract and the Owner dies prior to the First Payment Date, that date may not be changed, and any remaining interest will be distributed under the Annuity Option chosen, as amended, if necessary, to meet the requirements of IRC Sections 401(a)(9) and 408(b)(3).

Annuity Options

     7. All Annuity Options under the Contract must meet the requirements applicable to Roth IRAs under the IRC and applicable federal income tax regulations. The provisions of this Endorsement reflecting the requirements of these IRC Sections override any Annuity Option that is inconsistent with such requirements.

IRC Section 72(s)

     8.   All references in the Contract to IRC Section 72(s) are deleted.

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Annual Reports

     9. We will furnish annual calendar year reports concerning the status of the Contract and such information concerned required minimum distribution as is prescribed by the Commissioner of Internal Revenue.

Amendment of this Endorsement

     10. We reserve the right to make any amendments to this Endorsement as may be necessary to comply with the applicable provisions of the IRC and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

[-s- Emanuel Alves]
    [Secretary]

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